Exhibit 99.1

The Global Power Company	NEWS RELEASE

Media Contact: Robin Pence 703-682-6552
Investor Contact: Scott Cunningham 703-682-6336

AES REPORTS STRONG THIRD QUARTER REVENUE GROWTH

AND INCREASED NET INCOME

Company Increases Full Year Adjusted Earnings

Per Share Guidance

ARLINGTON, VA October 28, 2004 – The AES Corporation (NYSE: AES) continued its strong operating performance for the year and today reported third quarter net income of $140 million, or $0.21 per diluted share, compared to $76 million, or $0.12 per diluted share, last year.

Third Quarter Financial Highlights

•                    Revenues for the quarter increased 9% to $2,423 million, compared to $2,231 million in 2003.

•                    Gross margin increased 8% to $731 million compared to $676 million in 2003.

•                    Income before income taxes and minority interest increased to $263 million from $131 million in 2003. This represents a 28% increase excluding asset impairments of $75 million in 2003.

•                    Diluted earnings per share from continuing operations was $0.20 versus $0.10 in 2003. The 2004 results include an increase in the Company’s effective tax rate arising from higher distributions from and earnings of certain non-US subsidiaries.

Adjusted earnings per share* for the third quarter of 2004 was $0.21, compared to $0.26 per share for the third quarter 2003 with the difference primarily due to the higher tax rate in 2004.  Adjusted earnings per share excludes the effects of gains or losses from risk management mark-to-market accounting, certain foreign currency transactions, significant net asset gains or losses and impairments and early retirement of recourse debt.

*                 Note: This analysis of adjusted earnings per share involves a non-GAAP financial measure.  See the Reconciliation of Adjusted Earnings Per Share.

“I am pleased with the strong performance for the first nine months of this year.  We’re achieving double digit growth in gross margin and adjusted earnings per share and continuing to see improvements in the performance of our businesses,” said Paul Hanrahan, President and Chief Executive Officer.  “We expect this momentum to continue through the rest of 2004 and have increased our guidance accordingly.”

Updated Financial Guidance

AES increased its 2004 adjusted earnings per share guidance to $0.68 from $0.64.  It also reaffirmed its 2004 guidance of $0.62 for diluted earnings per share from continuing operations, excluding the ($0.03) per share impact of the Chile financial restructuring.  This results in net guidance of $0.59 per diluted share from continuing operations.  The difference of $0.09 per share is attributable to gains or losses from risk management mark-to-market accounting, certain foreign currency transactions, significant net asset gains or losses and impairments and early retirement of recourse debt included in diluted earnings per share from continuing operations.

Revenue is now expected to increase 11% for the year, compared to prior guidance of 7%.  Further information on the Company’s updated and prior financial guidance can be found in the AES Third Quarter 2004 Financial Review presentation at www.aes.com.

Third Quarter Segment Highlights

•                    Contract Generation revenues grew 11% to $906 million from $817 million in 2003, due primarily to increased contract prices and new projects on line, partially offset by lower volumes related to a plant upgrade underway in Hungary.  Gross margin improved 14% to $372 million from $327 million over the prior quarter.  Gross margin as a percent of sales improved to 41% from 40% over the prior quarter.

•                    Competitive Supply revenues grew 15% to $265 million from $230 million in 2003, resulting from increased demand, new projects on line and higher realized prices in Argentina and Kazakhstan that were partially offset by lower prices in New York.  Gross margin increased 8% to $64 million from $59 million last year.  Gross margin as a percent of sales decreased to 24% from 26% in the prior quarter.

•                    Large Utilities revenues increased 3% to $938 million from $908 million in 2003, driven by tariff increases.  Excluding the estimated impacts of foreign currency translation, revenues would have increased approximately 7% over the prior quarter.  Gross margin declined 4% to $234 million from $244 million in the prior quarter, attributable to higher fixed costs and negative impacts from foreign currency translation. Gross margin as a percent of sales also declined to 25% from 27% in the prior quarter.

•                    Growth Distribution revenues increased 14% to $314 million compared to $276 million in 2003, helped by increased demand and higher tariffs.  Gross margin, also aided by lower operating costs, increased 33% to $61 million compared to $46 million a year ago.  Gross margin as a percent of sales increased to 19% from 17%.

Nine Month Financial Highlights

•                   Revenues increased 13% to $6,943 million from $6,134 million in the prior year, benefiting from higher prices and demand, foreign currency translation effects and new plants on line.  Excluding the estimated impacts of foreign currency translation, revenues would have increased approximately 12% year-over-year.

•                   Gross margin showed significant improvement, increasing 15% to $2,059 million compared to $1,789 million in last year’s first nine months.  This increase was largely attributable to increased revenues and other operating performance improvements.  Gross margin as a percent of sales also improved to 30% versus 29% in 2003.

•                   Interest expense declined 6% to $1,423 million compared to $1,518 million in the prior year, reflecting the benefits of financial restructuring and debt retirement, partially offset by higher short-term interest rates and new project debt.

•                   Income before taxes and minority interest was $649 million, up 14% over the $569 million for the prior year, due to higher gross margin and lower interest expense in 2004 as well as asset impairments of $106 million in 2003, partially offset by net foreign currency transaction losses.

•                   The effective tax rate was 31% compared to 28% a year ago reflecting higher US taxes related to distributions from and earnings of certain non-US subsidiaries.

•                   Diluted earnings per share from continuing operations for the nine months ended September 30, 2004 were $0.42 compared to $0.56 for the 2003 period. Adjusted earnings per share* for the nine months ended September 30, 2004 increased 16% from $0.45 to $0.52.

•                   Net income was $226 million compared to $40 million in the first nine months of 2003.  Net income in the 2003 period was adversely affected by the impact of discontinued operations, including several development project write-offs.

•                    Net cash from operating activities was $1,109 million, $23 million higher than in the prior year.  Excluding $29 million of cash flows from discontinued operations included in 2003, net cash from operating activities would have increased $52 million from the prior year.  In 2004, improved operating income was partially offset by increased working capital which was driven by Eletropaulo payments for outstanding payables from the period prior to its debt restructuring.

•                   Recourse debt has been reduced by $469 million and total recourse and non-recourse debt reduced by $1,128 million since the beginning of the year, reflecting completion of several financial restructuring transactions and continued debt repayments.

About AES

AES is a leading global power company, with 2003 revenues of $8.4 billion.  AES operates in 27 countries, generating 45,000 megawatts of electricity through 112 power facilities and delivers electricity through 17 distribution companies.  Our 30,000 people are committed to operational excellence and meeting the world’s growing power needs.  To learn more about AES, please visit www.aes.com or contact AES investor relations at invest@aes.com.

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Attachments: Consolidated Statements of Operations, Segment Information, Condensed Consolidated Balance Sheets, Condensed Consolidated Statements of Cash Flows, Reconciliation of Adjusted Earnings per Share, and Parent Financial Information.

Conference Call Information: AES will host a conference call today to discuss these results.  The call will be held at 10:00 am Eastern Daylight Time (EDT).  The call may be accessed via a live webcast which will be available at www.aes.com or by telephone in listen-only mode at 1-877-692-2592.  International callers should dial 1-973-582-2700.  Please call at least five minutes before the scheduled start time.  You will be requested to provide your name, e-mail address, and affiliation.  The AES Third Quarter 2004 Financial Review presentation will also be available at www.aes.com.  This presentation includes a summary of updated AES forward-looking guidance.

A replay of the conference call will be available at www.aes.com and by telephone at 1-877-519-4471, using reservation number 5265527 until 6:00 pm Eastern Standard Time on Thursday, November 4, 2004.  International callers should dial 1-973-341-3080 and use the same reservation number.

Safe Harbor Disclosure:  This news release contains forward-looking statements within the meaning of the Securities Act of 1933 and of the Securities Exchange Act of 1934.  Such forward-looking statements include, but are not limited to, those related to future earnings, growth, financial and operating performance.  Forward-looking statements are not intended to be a guarantee of future results, but instead constitute AES’s current expectations based on reasonable assumptions.  Forecasted financial information is based on certain material assumptions.  These assumptions include, but are not limited to continued normal levels of operating performance and electricity demand at our distribution companies and operational performance at our contract generation businesses consistent with historical levels, as well as achievements of planned productivity improvements and incremental growth from investments at investment levels and rates of return consistent with prior experience. Actual results could differ materially from those projected in our forward-looking statements due to risks, uncertainties and other factors. Important factors that could affect actual results are discussed in AES’s filings with the Securities and Exchange Commission, including, but not limited to the risks discussed under the caption “Cautionary Statements and Risk Factors” in AES’s most recent annual report on Form 10-K.  Readers are encouraged to read AES’s filings to learn more about the risk factors associated with AES’s business.  AES undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

AES CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

	Quarter Ended September 30,		Nine Months Ended September 30,
($ in millions, except per share amounts)	2004	2003	2004	2003

Revenues	$2,423	$2,231	$6,943	$6,134
Cost of sales	(1,692)	(1,555)	(4,884)	(4,345)

GROSS MARGIN	731	676	2,059	1,789

General and administrative expenses	(40)	(36)	(130)	(97)
Other operating expense, net	(10)	(5)	(5)	(29)
Asset impairment expense	—	(75)	—	(106)

OPERATING INCOME	681	560	1,924	1,557

Interest expense	(470)	(500)	(1,423)	(1,518)
Interest income	52	82	191	207
Other nonoperating (expense) income, net	(2)	12	(20)	112
Foreign currency transaction (losses) gains	(16)	(35)	(79)	154
Loss on sale of investments	—	—	(1)	—
Equity in earnings of affiliates	18	12	57	57

INCOME BEFORE INCOME TAXES AND MINORITY INTEREST	263	131	649	569

Income tax expense	(78)	(33)	(201)	(160)
Minority interest expense, net	(52)	(36)	(174)	(77)

INCOME FROM CONTINUING OPERATIONS	133	62	274	332

Income (loss) from operations of discontinued components (net of income tax benefit (expense) of $4, $(28), $8, and $0, respectively)	7	14	(48)	(290)

INCOME BEFORE CUMULATIVE EFFECT OF ACCOUNTING CHANGE	140	76	226	42

Cumulative effect of accounting change (net of income tax benefit of $1)	—	—	—	(2)
NET INCOME	$140	$76	$226	$40

DILUTED EARNINGS PER SHARE
Income from continuing operations	$0.20	$0.10	$0.42	$0.56
Discontinued operations	0.01	0.02	(0.07)	(0.49)
Cumulative effect of accounting change	—	—	—	—
Total	$0.21	$0.12	$0.35	$0.07

Diluted weighted average shares outstanding (in millions)	651	624	643	588

AES CORPORATION

SEGMENT INFORMATION

	Quarter Ended September 30,			Nine Months Ended September 30,
($ in millions)	2004	2003		2004	2003

BUSINESS SEGMENTS

REVENUES
Contract Generation	$906	$817		$2,642	$2,268
Competitive Supply	265	230		756	655
Large Utilities	938	908		2,590	2,388
Growth Distribution	314	276		955	823

Total revenues	$2,423	$2,231		$6,943	$6,134

GROSS MARGIN
Contract Generation	$372	$327		$1,057	$903
Competitive Supply	64	59		181	173
Large Utilities	234	244		635	572
Growth Distribution	61	46		186	141

Total gross margin	$731	$676		$2,059	$1,789

INCOME BEFORE INCOME TAXES AND MINORITY INTEREST
Contract Generation	$211	$103	*	$609	$414
Competitive Supply	47	37		140	148
Large Utilities	119	127		329	291
Growth Distribution	47	12		86	107
Corporate	(161)	(148)		(515)	(391)

Total income before income taxes and minority interest	$263	$131		$649	$569

GEOGRAPHIC SEGMENTS

REVENUES
North America	$586	$581		$1,666	$1,634
Caribbean	401	387		1,198	1,107
South America	1,022	907		2,810	2,378
Europe/Africa	235	218		748	663
Asia	179	138		521	352

Total revenues	$2,423	$2,231		$6,943	$6,134

INCOME BEFORE INCOME TAXES AND MINORITY INTEREST
North America	$146	$134		$387	$353
Caribbean	37	82		150	159
South America	150	64		303	276
Europe/Africa	38	(54	)*	143	31
Asia	53	53		181	141
Corporate	(161)	(148)		(515)	(391)

Total income before income taxes and minority interest	$263	$131		$649	$569

*       Includes a $76 million asset impairment charge.

AES CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

($ in millions, except per share amounts)	September 30, 2004	December 31, 2003

ASSETS
CURRENT ASSETS
Cash and cash equivalents	$1,582	$1,737
Restricted cash	357	288
Short term investments	139	189
Accounts receivable, net of reserves of $253 and $291, respectively	1,317	1,211
Inventory	388	376
Receivable from affiliates	2	3
Deferred income taxes - current	159	136
Prepaid expenses	115	64
Other current assets	801	677
Current assets of held for sale and discontinued businesses	250	205
Total current assets	5,110	4,886

PROPERTY, PLANT AND EQUIPMENT
Land	748	733
Electric generation and distribution assets	21,969	21,076
Accumulated depreciation and amortization	(5,087)	(4,587)
Construction in progress	827	1,278
Property, plant and equipment, net	18,457	18,500

OTHER ASSETS
Deferred financing costs, net	486	430
Investment in and advances to affiliates	683	648
Debt service reserves and other deposits	598	617
Goodwill, net	1,376	1,378
Deferred income taxes - noncurrent	778	781
Long-term assets of held for sale and discontinued businesses	683	750
Other assets	1,785	1,976
Total other assets	6,389	6,580
TOTAL ASSETS	$29,956	$29,966

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES
Accounts payable	$1,027	$1,225
Accrued interest	447	561
Accrued and other liabilities	1,372	1,156
Current liabilities of held for sale and discontinued businesses	769	699
Recourse debt-current portion	—	77
Non-recourse debt-current portion	1,778	2,769
Total current liabilities	5,393	6,487

LONG-TERM LIABILITIES
Recourse debt	5,470	5,862
Non-recourse debt	11,262	10,930
Deferred income taxes	1,122	1,113
Long-term liabilities of held for sale and discontinued businesses	19	94
Pension liabilities	900	947
Other long-term liabilities	3,134	3,083
Total long-term liabilities	21,907	22,029

Minority Interest, including discontinued businesses of $0 and $12, respectively	1,226	805

STOCKHOLDERS’ EQUITY
Common stock	6	6
Additional paid-in capital	5,497	5,737
Accumulated deficit	(877)	(1,103)
Accumulated other comprehensive loss	(3,196)	(3,995)
Total stockholders’ equity	1,430	645
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$29,956	$29,966

AES CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Nine Months Ended September 30,
($ in millions)	2004	2003

OPERATING ACTIVITIES
Net income	$226	$40
Adjustments:
Depreciation and amortization — continuing and discontinued operations	609	581
Other non-cash charges	543	165
(Increase) decrease in working capital	(269)	300
Net cash provided by operating activities	1,109	1,086

INVESTING ACTIVITIES
Property additions and project development costs	(598)	(878)
Net proceeds from the sale of assets	64	707
Sale (purchase) of short-term investments	42	(25)
Affiliate advances and equity investments	6	—
(Increase) in restricted cash	(19)	(322)
(Increase) decrease in debt service reserves and other assets	(13)	108
Other investing	(4)	(16)
Net cash used in investing activities	(522)	(426)

FINANCING ACTIVITIES
(Repayments) under the revolving credit facilities, net	—	(228)
Issuance of non-recourse debt and other coupon bearing securities	1,980	4,120
Repayments of non-recourse debt and other coupon bearing securities	(2,565)	(4,200)
Payments for deferred financing costs	(81)	(106)
(Distributions to) contribution by minority interests, net	(79)	7
Proceeds from sale of common stock	7	335
Other financing	(3)	(2)
Net cash used in financing activities	(741)	(74)
Effect of exchange rate changes on cash	(9)	34
Total (decrease) increase in cash and cash equivalents	(163)	620
Decrease in cash and cash equivalents of discontinued operations and businesses held for sale	8	62
Cash and cash equivalents, beginning	1,737	792
Cash and cash equivalents, ending	$1,582	$1,474

AES CORPORATION

RECONCILIATION OF ADJUSTED EARNINGS PER SHARE (1)

	Quarter Ended September 30,		Nine Months Ended September 30,
($ per share)	2004	2003	2004	2003

Adjusted Earnings Per Share	$0.21	$0.26	$0.52	$0.45

FAS 133 Mark-to-Market Gains/(Losses) (2)	(0.02)	(0.02)	(0.07)	(0.06)
Currency Transaction Gains/(Losses)	0.01	(0.05)	(0.01)	0.19
Net Asset Gains/(Losses and Impairments)	—	(0.10)	—	(0.14)
Debt Retirement Gains/(Losses)	—	0.01	(0.02)	0.12

Diluted EPS From Continuing Operations	$0.20	$0.10	$0.42	$0.56

(1)          Adjusted earnings per share (a non-GAAP financial measure) is defined as diluted earnings per share from continuing operations excluding gains or losses associated with (a) mark-to-market amounts related to FAS 133 derivative transactions,

(b) foreign currency transaction impacts on the net monetary position related to Brazil, Venezuela, and Argentina,

(c) significant asset gains or losses due to disposition transactions and impairments, and (d) early retirement of recourse debt. AES believes that adjusted earnings per share better reflect the underlying business performance of the Company, and are considered in the Company’s internal evaluation of financial performance.  Factors in this determination include the variability associated with mark-to-market gains or losses related to certain derivative transactions, and periodic strategic decisions to dispose of certain assets which may influence results in a given period.  Certain reclassifications have been made to prior-period amounts to conform to the 2004 presentation.

(2)          The Nine Months Ended September 30, 2004 includes $(0.03) related to Chile debt restructuring costs included in interest expense in the first quarter of 2004.

NOTE:  AES revised the definition of adjusted EPS in the second quarter of 2004 to focus greater attention on only three key currencies resulting in foreign currency transaction gains or losses on net monetary positions (those of Brazil, Venezuela, and Argentina).  The prior definition included the effects of all foreign currencies.  In addition, only significant asset gains or losses due to disposition transactions and impairments are included.  The prior definition included all asset gains or losses due to disposition transactions and impairments.  Finally, the revised definition reflects the specific tax impact of each amount.  The result is no net effect on the adjusted earnings per share for the first half of either 2003 or 2004, with some minor reallocation to the first quarter of both 2003 and 2004, and a $0.03 increase in the annual adjusted EPS for 2003 from $0.53 to $0.56.

The AES Corporation

Parent Financial Information

Parent only data: last four quarters

($ in millions)

	4 Quarters Ended
Total subsidiary distributions & returns of capital to Parent	September 30, 2004 Actual	June 30, 2004 Actual	March 31, 2004 Actual	December 31, 2003 Actual
Subsidiary distributions to Parent	$953	$1,056	$1,076	$1,008
Net distributions to/(from) QHCs (1)	29	24	2	46
Subsidiary distributions	982	1,080	1,078	1,054

Returns of capital distributions to Parent	130	219	243	242
Net returns of capital distributions to/(from) QHCs (1)	12	(6)	—	—
Returns of capital distributions	142	213	243	242

Combined distributions & return of capital received	1,124	1,293	1,321	1,296
Less: combined net distributions & returns of capital to/(from) QHCs (1)	(41)	(18)	(2)	(46)
Total subsidiary distributions & returns of capital to Parent	$1,083	$1,275	$1,319	$1,250

Parent only data: quarterly

($ in millions)

	Quarter Ended
Total subsidiary distributions & returns of capital to Parent	September 30, 2004 Actual	June 30, 2004 Actual	March 31, 2004 Actual	December 31, 2003 Actual
Subsidiary distributions to Parent	$209	$292	$204	$248
Net distributions to/(from) QHCs (1)	12	10	—	7
Subsidiary distributions	221	302	204	255

Returns of capital distributions to Parent	110	—	3	17
Net returns of capital distributions to/(from) QHCs (1)	11	—	—	1
Returns of capital distributions	121	—	3	18

Combined distributions & return of capital received	342	302	207	273
Less: combined net distributions & returns of capital to/(from) QHCs (1)	(23)	(10)	—	(8)
Total subsidiary distributions & returns of capital to Parent	$319	$292	$207	$265

Liquidity (2)

($ in millions)

	Balance at
	September 30, 2004 Actual	June 30, 2004 Actual	March 31, 2004 Actual	December 31, 2003 Actual
Cash at Parent	$525	$310	$268	$865
Availability under revolver	325	331	371	180
Cash at QHCs (1)	13	15	17	26
Ending liquidity	$863	$656	$656	$1,071

(1)  The cash held at qualifying holding companies (QHCs) represents cash sent to subsidiaries of the company domiciled outside of the US.  Such subsidiaries had no contractual restrictions on their ability to send cash to AES, the parent company.  Cash at those subsidiaries was used for investment and related activities outside of the US.  These investments included equity investments and loans to other foreign subsidiaries as well as development and general costs and expenses incurred outside the US.  Since the cash held by these qualifying holding companies is available to the parent, AES uses the combined measure of subsidiary distributions to parent and qualified holding companies as a useful measure of cash available to the parent to meet its international liquidity needs.

(2)  AES believes that unconsolidated parent company liquidity is important to the liquidity position of AES as a Parent company because of the non-recourse nature of most of AES’s  indebtedness.